Exhibit 10.26
NATURAL GAS TRANSPORTATION SERVICE AGREEMENT
     BY THIS AGREEMENT, executed this 1st day of July, 2008 Orwell-Trumbull Pipeline Co., LLC (“OTPC”), Orwell Natural Gas Company (“ONG”) and Brainard Gas Corp. (“BGC”) (hereinafter ONG and BGC shall collectively be referred to as “Shipper”), OTPC and Shipper are hereinafter sometimes referred to collectively as the Parties and individually as a Party) for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, do hereby recite and agree as follows:
RECITALS
     WHEREAS, OTPC owns a natural gas transmission pipeline system described on Exhibit A to this Agreement (Pipeline); and
     WHERAS, OTPC is an Ohio intrastate pipeline operating natural gas pipelines and related facilities located within the State of Ohio under authority of the Public Utility Commission of Ohio; and
     WHEREAS, Shipper desires to utilize OTPC’s Pipeline for the transportation of natural gas within the State of Ohio; and
     WHEREAS, OTPC has agreed to provide such transportation to Shipper subject to the terms and conditions hereof,
     WITNESSETH: In consideration of the mutual covenants herein contained, the Parties hereto agree that OTPC will transport for Shipper, on an Interruptible basis, and Shipper will furnish, or cause to be furnished, to OTPC natural gas for such transportation during the term hereof, at prices and on the terms and conditions hereinafter provided:

AGREEMENTS
DEFINITIONS
     Except where the context otherwise indicates another or different meaning or intent, the following terms are intended and used herein and shall be construed to have the meaning as follows:
A.	“Btu” shall mean the British thermal unit as defined by international standards.

B.	“Business Day” shall mean any weekday, excluding federal banking holidays.

C.	“Central Clock Time” (C.T.) shall mean Central Standard Time adjusted for Daylight Savings Time.

D.	“Company” means OTPC, its successors and assigns.

E.	“Customer” means any individual, governmental, or corporate entity taking transportation service hereunder.

F.	“Dekatherm” or “Dth” means the Company’s billing unit measured by its thermal value. A dekatherm is 1,000,000 Btus. Dekatherm shall be the standard unit for purposes of nominations, scheduling, invoicing, and balancing.

G.	“Delivery Point(s)” shall mean the specific measurement location(s) listed on Exhibit B at which OTPC delivers Shipper-owned Gas to Shipper and Shipper receives such Gas from OTPC. Exhibit B is hereby incorporated into this Agreement.

H.	“Delivery Volume” shall mean the volume of Gas actually taken at the Delivery Point(s) by or on behalf of Shipper.

I.	“Firm” shall mean that each Dth Shipper tenders at the Receipt Point will be delivered to Shipper’s Delivery Point(s) minus OTPC’s Shrinkage without interruption except under Force Majeure conditions or an energy emergency declared by the Commission.

J.	“Gas” shall mean natural gas of interstate pipeline quality.

K.	“Gas Day” or “Day” shall mean a period of 24 consecutive hours, beginning at 9:00 a.m. Central Clock Time, as adjusted for Daylight Savings Time, and the date of the Day shall be that of its beginning.

L.	“Heating Value” shall mean the gross heating value .on a dry basis, which is the number of British thermal units produced by the complete combustion at constant pressure of the amount of dry gas (gas containing no water vapor) that would occupy a volume of one Cubic Foot at 14.73 psia and 60° F with combustion air at the same temperature and pressure as the gas, the products of combustion being cooled to the initial temperature of the gas and air, and the water formed by combustion condensed to the liquid state.

M.	“Imbalance” shall mean the daily difference between the Dths tendered by or for Customer’s account at the Receipt Point minus OTPC’s Shrinkage and the metered volumes allocated to Shipper at the Delivery Point(s).

N.	“Interruptible” shall mean that each Dth Shipper tenders at the Receipt Point Will be delivered to Shipper’s Delivery Point(s) less OTPC’s Shrinkage if OTPC, using reasonable judgment, determines that capacity exists after all the Firm transport needs are accounted for to permit redelivery of tendered gas.

O.	“Maximum Daily Quantity” or “(MDQ)” shall mean the maximum daily firm natural gas quantity which Shipper shall be entitled to nominate during any 24-hour period. Shipper’s MDQ shall be negotiated between Shipper and OTPC and incorporated into Shipper’s Service Agreement with OTPC.

P.	“Month” shall mean a calendar month beginning at 9:00 a.m. Central clock time on the first day of the calendar month and ending at 9:00 a.m. Central clock time the first day of the following calendar month.

Q.	“OTPC System” shall mean the intrastate pipeline system owned by OTPC.

R.	“Nomination” shall mean the confirmed Quantity of Gas which Shipper shall arrange to have delivered to the Receipt Point(s) for redelivery by OTPC to the Delivery Point(s). The Nomination shall include sufficient gas to account for OTPC’s Shrinkage.

S.	“Operational Flow Order” or “OFO” shall mean a declaration made by OTPC that conditions are such that OTPC can only safely transport an amount of Gas during a calendar day equal to the amount of Gas which Shipper will actually receive at the Receipt Point on that calendar day. OTPC shall only declare an Operational Flow Order if an upstream pipeline declares an operational flow order or otherwise restricts the flow of Gas which normally would be delivered to OTPC at the Receipt Point.

T.	“Overrun” shall mean any volume of Gas actually transported which, as measured on a daily basis, exceeds the maximum daily quantity (MDQ) established by this Agreement.

U.	“PUCO” or “Commission” means the Public Utilities Commission of Ohio or any successor governmental authority.

V.	“Quantity of Gas” shall mean the number of units of gas expressed in Dth or MMBtu unless otherwise specified.

W.	“Receipt Point(s)” shall mean those measurement locations where Shipper-owned gas enters OTPC’s system.

X.	“Service Agreement” Each Customer shall sign an individual Agreement with OTPC prior to commencement of service that identifies the Receipt Point and Delivery Point(s),the MDQ, declares whether the transportation is-Firm or Interruptible and establishes the cost for the transportation. The Service Agreements shall be filed with the Commission pursuant to Section 4905.31, Revised Code for approval.

Y.	“Shrinkage” shall mean the quantity of Gas required by OTPC to replace the estimated quantity of Gas which is required for compressor fuel, and lost-or-unaccounted-for Gas when transporting the tendered quantities~ This percentage is set forth in Exhibit B.

Z.	“Written Notice” shall mean a legible communication received by the intended recipient of the communication by United States mail, express courier, or confirmed facsimile. Written Notice may also be provided by Email, but shall not be effective until such time as (a) the Email is acknowledged by the intended recipient; (b) or a copy of such Email is received by the intended recipient by US mail, express courier, or facsimile.
I. DELIVERY AND TRANSPORTATION
     1.1 Shipper shall arrange with suppliers of Shipper’s selection to have Gas in an amount not to exceed Shipper’s MDQ adjusted for OTPC’s Shrinkage as specified on Exhibit B, tendered to the Receipt Point(s) as specified on Exhibit B, for delivery into the OTPC Pipeline on Shipper’s behalf. OTPC shall then redeliver, on an Interruptible basis, such quantities, less OTPC’s Shrinkage, to Shipper, or on behalf of Shipper, at the Delivery Point(s) as specified on Exhibit B. All transportation by OTPC for Shipper shall be governed by OTPC’s then current transportation tariff on file with the PUCO, except as .expressly modified hereby.

     1.2 ONG agrees that during the term of this Transportation Service Agreement it will use only OTPC’s pipelines to transport gas for any of its customers; provided, however, that this exclusive use of the OTPC pipelines shall remain in effect as long as OTPC has available capacity within its pipelines. Should available capacity not exist, then during that period only ONG may use other pipelines to transport its gas requirements. This Transportation Service Agreement will only be utilized by BGC for back up purposes only and on an as needed basis.
     1.3 For planning purposes, Shipper shall provide Written Notice, at least three (3) business days prior to the start of each calendar Month, to OTPC of the amount of Gas it intends to transport each day of the upcoming Month. Shipper shall submit its Nomination to OTPC by no later than 10:00 a.m. Central Clock Time for Gas flow the following day. This nomination should correspond to scheduled deliveries Shipper makes on the upstream interstate pipeline and downstream local distribution company operating the applicable Delivery Point(s). Should the Shipper desire to modify its Nomination either on the current Day or after the Nomination deadline for Gas flow the following day, OTPC shall make every attempt to accommodate Shipper’s request provided OTPC can confirm such quantities with the upstream pipeline at the Receipt Point(s) and downstream entity at the Delivery Point(s).
     1.4 Shipper shall be permitted to have delivered into and removed from OTPC’s Pipeline its nominated Gas volume, adjusted for OTPC’s Shrinkage, up to the MDQ previously agreed to and found on Exhibit B.
     1.5 If any of the interstate pipelines interconnected with OTPC issues an operational flow order then OTPC may issue its own matching OFO on its Pipeline that will apply to Shippers. The OFO may restrict Shippers to nominate into the OTPC Pipeline only that volume of Gas which Shipper will have redelivered the same day adjusted for Shrinkage. OTPC will use its best efforts to limit such OFO to just the time necessary to comply with applicable upstream interstate OFOs. OTPC will only assess OFO penalties on a pro-rata basis if OTPC is actually assessed penalties by an applicable upstream pipeline.

     1.6 Imbalances caused by Shipper at the Delivery Point(s) shall be resolved by OTPC and Shipper within thirty (30) days. Imbalances at the Receipt Point are governed by the terms and conditions of the upstream pipeline(s) delivering into OTPC. Any imbalance charges or penalties or costs of any kind incurred by OTPC as a result of Shipper’s over or under delivery of natural gas into OTPC’s system, either on a daily or monthly basis, will be reimbursed by Shipper within ten (10) days of receipt thereof. If Shipper fails to make any payments under this Agreement when due, OTPC has the right to terminate this Agreement upon two (2) days notice, unless such payment is made by the date specified in the termination notice.
     1.7 Shipper warrants that it has title to all Gas delivered to OTPC, free and clear of all claims, liens, and other encumbrances, and further covenants and agrees to indemnify and hold harmless from all claims, demands, obligations, suits, actions, debts, accounts, damages, costs, losses, liens, judgments, orders, attorneys fees, expenses and liabilities of any kind or nature arising from or attributable to the adverse claims of any and al] other persons or parties relating to such Gas tendered by Shipper at the Receipt Point.
II. QUANTITY AND PRICE
     2.1 Shipper shall pay OTPC a Commodity Rate plus Shrinkage, as stated on Exhibit B, for each volume of Gas delivered to the Delivery Point(s).
III. TERM
     3.1 The Agreement shall be effective as of 1st day of July, 2008 and shall continue in full force and effect, terminating 15 years thereafter and shall continue from year to year thereafter, unless cancelled by either party upon 30 days written notice.

IV. MEASUREMENT AND QUALITY OF GAS •
     4.1 Measurement of the Gas delivered and billed to Shipper shall be based upon an allocation conducted by the operator of the Delivery Point(s). Disputes regarding allocated throughput shall be handled in accordance with the tariff of the Delivery Point(s) operator. Billings for all receipts and deliveries hereunder shall be made on a thermal basis in Dth. OTPC shall provide to Shipper at Shipper’s request, pertinent tariff information pertaining to method of allocating deliveries at Delivery Point(s).
     4.2 All Gas delivered under this Agreement shall be commercially free from solid and liquid impurities and shall satisfy all pipeline quality standards reasonably established from time to time by OTPC and upstream or downstream pipelines.
V. BILLING AND PAYMENT
     5.1 On or about the tenth (10th) day of each calendar month, OTPC will render to Shipper a statement setting forth the total volume of Gas delivered hereunder for Shipper during the immediately preceding Month. In the event OTPC was not able to take actual meter readings at any meter, or if OTPC has not received the necessary meter statements from the owner or operator of any applicable meter in time for preparation of the monthly statement, OTPC may use an estimated Gas delivery volume based upon confirmed nominations. Any such estimated delivery volume shall be corrected in the first statement after the actual meter readings become available.
     5.2 In the event of a meter failure a reconstructed bill using the best information available shall be used.
     5.3 Shipper agrees to pay OTPC the amount payable according to such statement on or before the twenty-fifth (25th) day of the month or within ten (10) days of receipt of the invoice whichever is later.
     5.4 Failure to tender payment within the above specified time limit shall result in a monthly interest charge of one and one half percent (1-1/2%) per month on the unpaid balance. In addition, should Shipper’s payment be delinquent by more than thirty (30) days, OTPC shall have the right, at its sole discretion, to terminate this Agreement and to   .terminate Gas transportation in addition to its seeking other legal redress. OTPC will first contact Shipper about any payment issues and try to resolve those issues in a reasonable manner.
     5.5 Any notice, request, demand, statement, or other correspondence shall be given by Written Notice to the Parties hereto, as set forth below:

Shipper:	Orwell Natural Gas Companyor Brainard Gas Company, as applicable

8500 Station Street, Suite 100 Mentor, Ohio 44060
EMAIL:	tsmith13@sprynet.com
PHONE:	(440) 974-3770
FAX:	(440) 974-0844
ATTN:	Thomas J. Smith

OTPC:	OTPC Gas Transmission Company, LLC
8500 Station Street
Suite 100
Mentor, OH 44060
EMAIL:	srigo@orwellgas.com
PHONE	(440) 974-3770
FAX:	(440) 205-8680
ATTN:	Stephen G. Rigo
VI. FORCE MAJEURE
     6.1 Except with regards to a party’s obligation to make payment due under Section 5 and Imbalance Charges under Section 2, neither party shall be liable to the other for failure to perform a firm obligation; to the extent such failure was caused by Force Majeure, The term “Force Majeure” as employed herein means any cause not reasonably within the control of the party claiming suspension, as further defined in Section 6.2.

     6.2 Force Majeure shall include but not be limited to the following (1) physical events such as acts of God, landslides, lightning, earthquakes, fires, storms or storm warnings, such as hurricanes, which result in evacuation of the affected area, floods, washouts, explosions, breakage or accident to machinery or equipment or lines of pipe; (ii) weather related events affecting an entire geographic region, such as low temperatures which .cause freezing or failure of wells or lines of pipe; (iii); (iv) acts of others such as strikes, lockouts or other industrial disturbances, riots, sabotage, terrorism, insurrections or wars; and (v) governmental actions such as necessity for compliance with any court order, law statute, ordinance, or regulations promulgated by a governmental authority having jurisdiction. The Parties shall make reasonable efforts to avoid the adverse impacts of a Force Majeure and to resolve the event of occurrence once it has occurred in order to resume performance.
     6.3 Neither party shall be entitled to the benefit of the provision of Force Majeure to the extent performance is affected by any or all of the following circumstances: (i) the curtailment of interruptible or secondary firm transportation unless primary, in-path, firm transportation is also curtailed; (ii) the party claiming Force Majeure failed to remedy the ‘condition and to resume the performance of such covenants or obligations with reasonable dispatch; or (iii) economic hardship. The claiming of Force Majeure shall not relieve either party from meeting all payment obligations.
     6.4 Notwithstanding anything to the contrary herein, the parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be entirely within the sole discretion of the party experiencing such disturbances.
     6.5 The party whose performance is prevented by Force Majeure must provide notice to the other party. Initial notice may be given orally; however, written notification with reasonably full particulars of the event or occurrence is required as soon as reasonably possible. Upon providing written notification of Force Majeure to the other party, the affected party will be relieved of its obligation to make or accept delivery of Gas as applicable to the extent and for the duration of Force Majeure, and neither party shall be deemed to have failed in such obligation to the other during such occurrences or event.
VII. ADDITIONAL TERMS
     7.1 Shipper shall join with OTPC in support of the application to the PUCO for approval of this Agreement pursuant to Section 4905.31, Revised Code.
     7.2 In the event of an energy emergency declared by the Governor or any other lawful official or body, it is understood that OTPC shall and will follow the dictates of any energy emergency rule, or order. OTPC shall not be liable for any loss or damage suffered by Shipper as a result thereof.
     7.3 This Agreement shall be construed under the laws of the State of Ohio.
     7.4 This Agreement, together with all schedules and exhibits hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.
     7.5 This Agreement shall be binding upon and. inure to the benefit of the Parties and their respective permitted successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Except as expressly provided herein, nothing in this Agreement is intended to confer upon any person other than the

Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.
     7.6 The parties agree that any dispute arising hereunder or related to this Agreement shall be resolved by binding arbitration under the auspices of the American Arbitration Association. Preheating discovery shall be permitted in accordance with the procedures of the Ohio Rules of Civil Procedure. The arbitrator or arbitrators shall have authority to impose any remedy at law or in equity, including injunctive relief. The parties agree that any heating will be conducted in Lake County, Ohio.
     7.7 Recovery by either Party of damages, if any, for breach of any provision hereof shall be limited to direct, actual damages. Both Parties waive the right, if any, to recover consequential, indirect, punitive and exemplary damages.
     7.8 Both parties shall have the right to demand credit assurances from the other party. If the financial responsibility of any Party is at any time unsatisfactory to the other Party for any reason, then the defaulting Party will provide the requesting Party with satisfactory security for the defaulting Party’s performance hereunder upon requesting Party’s demand. Defaulting Party’s failure to abide by the provisions of this Section shall be considered a breach hereof, and the requesting Party may terminate this Agreement, provided the defaulting Party is afforded an opportunity to cure any default within three (3) business days notice of any breach. Both Parties have the right, in addition to all other rights and remedies, to set-off any such unpaid balance due the other Party, or by the parent or any subsidiary of the other Party, under any separate agreement or transaction.
     7.9 No presumption shall operate in favor of or against either party regarding the construction or interpretation of this Agreement as a result of either party’s responsibility for drafting this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed as of the date set forth above.

Orwell-Trumbull Pipeline Co., LLC		Brainard Gas Corp.

By:	/s/ Steven G. Rigo Stephen G. Rigo,	By:	/s/ Thomas J. Smith Thomas J. Smith, President
Executive Vice President

Date:	July 1, 2008	Date: July 1, 2008

Orwell Natural Gas Company

		By:	/s/ Thomas J. Smith
Thomas J. Smith, President

Date: July 1, 2008

Exhibit A
OTPC Gas Transmission, LLC
     ALL PIPELINES OWNED BY OTPC LOCATED IN NORTHEASTERN OHIO.

Exhibit B
OTPC Gas Transmission, LLC
Primary Receipt Point
Interconnection between QTPC and North Coast Gas Transmission, LLC’s Pipeline in Mantua, Ohio
Primary Delivery Point(s)
For BGC: Various interconnections between OTPC and BGC. as required for back-up services only.
For ONG: Various interconnections between OTPC and ONG.
Shrinkage
TBD
2000 Dth/day
*RATES
Commodity Charge (paid only on quantity transported)
November-March $0.95 per Thousand Cubic Feet (Mcf)
April-October $0.95 per Thousand Cubic Feet (Mcf)

*   Rates will adjust every five (5) years commencing on July 1, 2013 and continuing on each fifth (5th) anniversary date for the remaining term of this Agreement to reflect the higher of $0.95 per Thousand Cubic Feet (Mcf) or a negotiated rate to reflect the then current market conditions existing on each such rate adjustment date. If the parties cannot agree on a rate adjustment amount, OTPC shall have the option to increase the Rate by the increase in the consumer price index all items (Cleveland, Ohio) (“CPI”) as calculated from July 1, 2008 to each applicable rate adjustment date.